EXHIBIT 99.1

CHARGE ENTERPRISES, INC.

125 Park Avenue, 25th Floor

New York, NY 10017

+1 (212) 921-2100

www.charge.enterprises

January 28, 2022

Submitted via www.regulations.gov

Stephanie Pollack

Deputy Administrator

Federal Highway Administration

Department of Transportation

1200 New Jersey Avenue, SE

Washington D.C., 20590

Dear Ms. Pollack:

Charge Enterprises (Charge) appreciates the opportunity to comment on the Federal Highway Administration’s (FHWA), Department of Transportation (DOT) request for information (RFI) titled, “Development of Guidance for Electric Vehicle Charging Infrastructure Deployment” (86 Fed. Reg. 67,782; November 29, 2021).

We applaud DOT and FHWA for taking comment on the important issue of ensuring that the United States has the proper electric vehicle (EV) charging infrastructure to meet the need of the increased use of EVs throughout the United States. Provided below are our responses to FHWA’s RFI and we look forward to additional discussions with FHWA on moving forward with potential grants and other funding mechanisms and supporting FHWA’s goal to providing this necessary infrastructure.

Charge is a public company (OTC: CRGE) with a vision of becoming the nation’s trusted infrastructure solution provider with an end-to-end seamless process for executing EV charging and 5G wireless data transmission ecosystems.

We are the American workers and builders that are designing, engineering, and installing the needed EV charging infrastructure. We are establishing a foundation to help create jobs and income across the nation, not just for the moment but for the future. We have grown our family of companies and integrating national resources from 6 team members in January 2019, to over 289 as of December 2021, including members of the IBEW (International Brotherhood of Electrical Workers). Additionally, we subcontract work in states where we do not have boots on the ground, continually researching new charging technologies that will assist in grid capacity, as well as provide service and maintenance for the charging ecosystems that are designed and installed. Additionally, we are focusing on expanding a national contracting network, and facilitating programs for training and hiring skilled individuals directly from the premier trade programs to assist in pioneering this new endeavor in building an effective and reliable national EV charging infrastructure. We are contributing to the much needed infrastructure that will be required to service all consumers whose lives incorporate motor vehicle resources and, more importantly, allow consumers to truly embrace the vehicle electrification revolution with confidence, safety and convenience knowing the community has the resources installed to support powering their mobility, anytime, anywhere.

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Charge is different. In the manner of our education, the quality of our service and our client engagement that is deployed throughout the EV charging infrastructure process: design, engineering, equipment and software specification and sourcing, and project management of custom solutions for safe, reliable, scalable and flexible infrastructures that accommodate the client’s operational use-case and positions them for growth in the future.

Charge is equipment and software agnostic. We work with our clients to specify and source the proper solution for a bespoke model that fits the clients’ requirements, exceeds their expectations and provides downstream charging and connectivity for consumers.

EV infrastructure is evolving rapidly; therefore, Charge is continually evaluating processes and procedures to improve timing, coordination, and collaborative approaches to streamline the design, engineering and installation of client EV Charging ecosystems. The planning and evaluation of the prospective site, equipment requirements, municipality requirements and utility coordination for service/transformer/grid upgrades, municipality codes and permitting as well as timing expectations are some of the elements critical to executing an exceptional well-thought out EV Charging infrastructure plan for the residential, commercial, federal and private sectors to accommodate the charge toward electrifying vehicles and therefore creating an environment that alleviates range anxiety for the consumer and embraces BEV at all levels of ground transportation.

Grants

Grants are a critical and necessary resource to the success of EV charging infrastructure. China and Europe have surpassed the United States in the success of the EV revolution for a few main reasons: subsidies, incentives and grants as well as supporting an Open Charge Point Protocol (OCPP)1. The key to success is the responsible deployment of funds for focused infrastructure solutions that are collaborative, planned and designed for all vehicles and consumers along with scalability and within the grid expansion capabilities of utilities.

Targeted grants that are aimed at the proper resources will maximize the federal government grant dollars and result in building a safe, reliable, convenient, and scalable EV charging infrastructure. Federal government grants can be multiplied and maximized by marrying them to other public and private funding mechanisms.

The multiplier is not just in terms of money, but it can multiply the number of jobs and income being provided by the federal government throughout many channels. Not only can each grant dollar be turned into many more, but it encourages more actors into the space which results in wages increasing and jobs being provided.

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1 OCPP is an open-source communication standard for EV charging stations and network software companies. Simply put, any EV charging station that is OCPP-compliant can be configured to run any similarly OCPP-compliant software. EVBOX, Understanding OCPP: Why Interoperability Matters, available at https://evbox.com/us-en/understanding-ocpp.

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Current Bottlenecks

For EV charging infrastructure to be successful in the United States, we must address the various bottlenecks in development at the federal, state and local levels. These bottlenecks must be tackled while the federal government is providing grants. Being able to use the money is as important as providing the money itself. Unfortunately, bottlenecks occur in multiple areas, including, but not limited to:

•	Construction permitting and inspections;
•	Utility coordination, communication and deployment;
•	Municipality regulatory processes and code requirements;
•	Logistics coordination and lead-time of equipment as well as availability of materials; and
•	Lack of a true Open Charge Point Protocol (OCPP).

We have provided detailed responses to the specific questions in the attachment. Please feel free to reach out if you have any questions to Charge Enterprises CBO and GM of EV Charging Infrastructure, Nicole Antakli at nantakli@charge.enterprises.

Thank you very much for your consideration.

Respectfully,

Andrew Fox, Founder, Chief Executive Officer and Chairman

Charge Enterprises

Mark LaNeve, President

Charge Enterprises

Attachment: Responses to FHWA Questions

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Responses to FHWA Questions

General

There are numerous predictions on the acceleration curve of US adoption of electric vehicles (EVs) over the next several decades and the infrastructure to support EVs, while none of us know what will actually transpire. Assuming EV growth of approximately one million per year over the next 15 years and an industry of 17 million units annually comparative to current day vehicle manufacturing, would yield the following:

•	The vast majority of vehicles sold in the US being EVs between 2035-2040 time frame. A US vehicle park by 2035 of approximately 75M EVs and 200M internal combustion engine driven vehicles (ICEs) compared to a car park in 2020 of 286.9 million cars in the US2 with 1.8 million BEVs[3].
•	Nearly a quarter of a century, between 2035-2060 where EVs increase and ICEs decrease as a percent of the car park before virtually disappearing post 2060.

Supporting the vehicle electrification transformation will need to alleviate range anxiety by delivering consistent, reliable and scalable destinations for charging at all customer levels. The transformation from ICE to EVs and building out the required infrastructure to energize EVs will take tremendous innovation, support, cooperation and investment from the automotive original equipment manufacturers (OEMs), battery OEMs, software solutions, infrastructure design, planning, installation and project management experts as well as local municipalities, utilities and the federal government.

Question 1: The distance between publicly available EV charging infrastructure

A large percentage of the full battery EVs sold to this point have been to households with more than one vehicle and above average income levels. This baseline has masked the need for broader EV infrastructure as most current EV owners also have ICE vehicles in their home fleet as an alternative for longer drives.

As OEMs begin to plan their production of additional EV models for mid-range segments as well as lower cost alternatives with limited driving range, coupled with the projected growth of EV ownership in single vehicle homes, multi-unit housing and households without a garage, the need for more readily accessible fast and ultra-fast charging solutions will dramatically escalate. This trend will also be a force multiplier driving the need for increased infrastructure and “public” charging solutions.

Therefore, to meet the needs for mass adoption of EVs we suggest that the distance between publicly available EV charging infrastructure be at least every 3 miles.

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2 Nestor Gilbert, FinancesOnline, The Number of Cars in the US in 2022/2023: Market Share, Distribution, and Trends, available at https://financesonline.com/number-of-cars-in-the-us.

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Drew Desilver, Pew Research Outline, Today’s electric vehicle market: Slow growth in U.S., faster in China, Europe, (June 7, 2021) available at https://www.pewresearch.org/fact-tank/2021/06/07/todays-electric-vehicle-market-slow-growth-in-u-s-faster-in-china-europe.

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Question 2: Connections to the electric grid, including electric distribution upgrades; vehicle-to-grid integration, including smart charge management or other protocols that can minimize impacts to the grid; alignment with electric distribution interconnection processes, and plans for the use of renewable energy sources to power charging and energy storage

To accommodate the vehicle electrification transformation, numerous charging infrastructure elements will need to be explored, funded and developed. This includes grid management, municipality coordination and conformity, and certification procedures to simplify or define new standards to create efficiencies for EV installation and deployment. This would help converge the two authorities of utilities and municipalities to accommodate the transformation from ICE to EVs.

Question 3: The proximity of existing off highway travel centers, fuel retailers, and small businesses to EV charging infrastructure acquired or funded under the Program

To help meet the goal of having EV charging infrastructure publicly available, we suggest that where there are gas stations there will need to be at least twice as many chargers due to the time investment required to power EVs.

Question 4: The need for publicly available EV charging infrastructure in rural corridors and underserved or disadvantaged communities

We support efforts to designate funds to serve these communities. We encourage establishing clear guidelines for the criteria to meet this definition. Also, as stated in our response to #8 below, we believe priority should be on supporting direct current fast charging (DCFC) infrastructure. Currently, 80% of EV drivers charge their vehicles overnight at home. Many underserved drivers live in multi-unit homes that don’t have access to EV chargers. Many also only own one vehicle they count on for daily commuting to work and school as well as long drives that create range anxiety. Greater public access to currently more expensive DCFC can ease the burden and lessen the impact of this range anxiety.

Question 5: The long-term operation and maintenance of publicly available EV charging infrastructure to avoid stranded assets and protect the investment of public funds in that infrastructure

We encourage DOT to institute charging station uptime requirements to protect EV drivers. To encourage mass adoption of EVs, drivers must have a reliable charging experience. Unfortunately, there have been numerous and frequent examples of malfunctioning chargers, causing widespread EV user frustration, and therefore raising reliability concerns. Station uptime requirements not only ensure a minimum level of service to the driver by guaranteeing the station is online and available for use, but it also acts as an important insurance policy to provide good stewardship of public dollars. Broken chargers fail to provide a public good, and each time a charger goes offline, the return on investment in the charger is diluted. Station uptime requirements should be included to promote reliability.

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Question 6: Existing private, national, State, local, Tribal, and territorial government EV charging infrastructure programs and incentives

We are currently working in multiple states and coordinating with municipalities to assist commercial entities and dealership groups in developing and installing EV charging infrastructure for the future wave of EV launches. Our goal is to continually work with local Authorities Having Jurisdiction (AHJ) and utilities to improve and perhaps even develop certification processes in order to streamline timing with utility coordination and receive permitting within an efficient and effective time, potentially allowing for resource savings and maximizing their funding as well as exploring and assisting with the various infrastructure programs and incentives that are available.

In general, the federal government must ensure to coordinate with state and local governments that provide funding for multistate and regional areas such as on interstate highways. By focusing narrowly on providing grants, it could result in areas such as interstate highways not receiving the appropriate grants such that EV charging infrastructure could be built out for long-haul drivers that travel across the country. Not having this necessary EV charging infrastructure can be a large, missed opportunity.

Question 8: Meeting current and anticipated market demands for EV charging infrastructure, including with regard to power levels and charging speed, and minimizing the time to charge current and anticipated vehicles

We generally support the response to this RFI by the 11 OEMs (BMW, Ford, General Motors, Hyundai, Kia, Lucid, Mercedes-Benz, Polestar, Porsche, Volkswagen, Volvo) dated December 8, 2021. They recommend prioritizing investment in cost-effective, high-powered charging infrastructure, such as 350 kW charging stations, and establishing a minimum of 150 kW charging as satisfactory to serve future vehicle needs along our nation’s highway corridors. They cite recent analysis that demonstrates that the average charging speed of new EV models has tripled over the last 5 years, from approximately 50 kW in 2016 to 150 kW in 2021. Recent launches support charging speeds of up to 350 kW and that trend is forecasted to continue.

Question 9: Any other factors, as determined by the Secretary. In connection with question 9, please describe any other factors that you suggest that we consider in developing the EV Charging Program guidance

We encourage DOT to develop program guidelines that are indifferent to company business models or technology solutions, so that applicants may select the charging vendors and solutions that meet the needs of their locations and community. We believe this will allow grant applications to be more competitive and will stretch program funding further by enabling applicants to select from a variety of technologies and services to meet their specific needs.

EV charging needs are diverse, leading to various business models, products, and services attempting to fill gaps in the current market. This market continues to evolve rapidly with new and emerging technologies and the rapid evolution will continue as this industry matures. Deploying the right EV charging solution is highly location specific, and in part, dependent on the resources and technical capacity of the location’s host.

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Question 10: Please provide examples of best practices relating to project development of EV charging infrastructure and hydrogen, propane, and natural gas fueling infrastructure at the State, Tribal, and local levels.

Charge, as an infrastructure partner, is tasked with educating and servicing the client with a responsible solution inclusive of planning, design, engineering, specification and sourcing of the equipment, along with collaborating with the expansive resources to provide a seamless solution.

The motive is truly authentic as the goal is to create an EV Charging Ecosystem for the client that embraces the optimal hardware with respect to the electrical load capacity available on site and within the utilities’ grid and within municipality code and regulations. Developing the premier process that focuses on the respective use case, purpose and goals of the operations and integrating the optimal solution for installation. As an infrastructure enterprise, we have observed abandoned charging stations and dismissive installation remnants due to installations and processes not being well thought-out and organized. It is not as simple as calling a local electrician, it is more complicated and requires an intelligent, capable team to educate, consult, source, project manage not just the site but also collaborate and plan with the municipality and the utilities, as well as install and maintain and service the ecosystem once it is installed and functioning.

From this experience we believe that there are best practices that we have developed. These practices incorporate the consistent education of ourselves as well as the client on the requirements for EV charging infrastructure today and positioning them to power tomorrow’s demands for consumers’ adoption to EV; dedicated client engagement; exceptional level of service, and high-quality work product to encourage the foundation for a dependable EV charging infrastructure. We conduct a three phased approach that allows for planning and timing obstacles encountered due to lead time of permitting, utility coordination, material delivery and equipment availability.

Question 12: Please provide any suggestions to inform the administration of competitive grants under the Charging and Fueling Infrastructure Program for corridor and community charging.

We have noticed that EV charging infrastructure grants have been directed to almost exclusively to electric utilities. However, we believe that the competitive grant process should be made available to all the potential players in the ecosystem to ensure that the overall goals of the grants and not the individual goals of one particular component of take precedence. With greater competition, the federal government can ensure that their dollars are being maximized and that the EV charging infrastructure is being built.

Another reason to allow a larger number of applicants for grants is that one of the biggest obstacles to that successful transition is for utility companies to offer reasonable electricity rates to retailers wanting to install EV chargers on their properties. As an example, Eva Rigamonti, associate general counsel for RaceTrac Inc. states4:

I think the rate structure is a huge impediment to private investment. We have 518 RaceTrac locations that span 67 different utilities, meaning 67 different jurisdictions of rate structure. RaceTrac is under no delusions that we’re going to make a profit in a couple of years. For us right now we’re just hoping to cover our costs over a reasonable multiyear period.

Additionally, David Fialkov, NATSO’s executive vice president of government affairs stated5:

Hopefully it will evolve and become a little more market-oriented. What has been frustrating to us is that utilities are presenting themselves oftentimes to policymakers as the environmentally conscious forward-thinking EV charging advocates. But then they oppose [us] and others when we are trying to figure out a way that we can sell electricity and make a profit off of it.

Providing a more open grant system will result in removing potential barriers to adoption.

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4 Eric Miller, TTNews, Retailers Face Challenges Installing Electric Vehicle Chargers, (Sept. 22, 2021) available at https://www.ttnews.com/articles/retailers-face-challenges-installing-electric-vehicle-chargers

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